Exhibit 99.1

Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

FOR IMMEDIATE RELEASE

HALOZYME ENTERS INTO AGREEMENT FOR $150 MILLION

NON-DILUTIVE ROYALTY-BACKED DEBT FINANCING

SAN DIEGO, January 4, 2016 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) today announced that it has entered into a $150 million credit agreement, secured by future royalties of ENHANZE products, received only from Halozyme’s collaborations with Roche and Baxalta.

“This transaction allows us to continue to execute our two pillar strategy supporting the initiation of our phase 3 study in pancreatic cancer, ongoing studies in non-small cell lung and gastric cancers, and start of our planned trial in breast cancer in collaboration with Eisai,” said Dr. Helen Torley, president and chief executive officer of Halozyme.  “This opportunity for non-dilutive financing further demonstrates how our ENHANZE platform can drive value, and is additive to the $25 million upfront payment from the recently announced licensing and collaboration agreement with Eli Lilly.”

The debt transaction is expected to close in January 2016.  The financing will be facilitated through investment funds managed by Pharmakon Advisors and Athyrium Capital Management.  “We are pleased to partner with Halozyme in this transaction,” said Martin Friedman, managing member of Pharmakon Advisors. “We believe Halozyme’s ENHANZE technology adds tremendous value to biologic products as demonstrated by the strength of Halozyme’s collaborations with Roche and Baxalta.”  As part of the financing structure, Halozyme formed a wholly-owned subsidiary, Halozyme Royalty LLC (“Halozyme Royalty”), which, subject to satisfaction of certain closing conditions, will borrow $150 million at a per annum interest rate of 8.75 percent plus the three-month LIBOR rate. Under the terms of the loan, the three-month LIBOR rate is subject to a floor of 0.70 percent and a cap of 1.50 percent.

On the closing date, Halozyme will transfer to Halozyme Royalty the right to receive certain royalty payments from the commercial sales of Herceptin SC and MabThera SC under Halozyme’s collaboration agreement with Roche and from the commercial sales of Hyqvia under Halozyme’s collaboration agreement with Baxalta.  Halozyme will continue to record and report royalty revenues over the term of the loan, using the payments from the collaboration agreements as the source of funds to repay the principal and interest on the loan.  Milestone payments received under any current or future collaboration agreements are excluded from the transaction.

Under the terms of the credit agreement, Halozyme Royalty will not be required to apply any of the royalty payments to repay the loan during 2016.  All interest accrued in 2016 will be capitalized and added to the outstanding balance of the loan.  Halozyme Royalty will only be required to apply 50% of royalty payments received in 2017 to make principal and interest payments subject to quarterly caps set forth in the credit agreement. Thereafter, subject to quarterly caps set forth in the credit agreement, Halozyme Royalty will apply all of the royalty payments received to repay outstanding principal and interest on the loan. If royalty payments available to repay the loan are insufficient to pay accrued interest due on any quarterly payment date, the unpaid interest will be capitalized and added to the outstanding principal balance of the loan.  Royalty payments received in excess of the quarterly caps will be retained by Halozyme Royalty and distributed to Halozyme.  Loan-related expenses will be deducted from the royalty payments before such amounts are applied to the loan or distributed to Halozyme Royalty.

The final maturity date of the loan will be the earlier of (i) the date when the principal amount and accrued interest are paid in full, (ii) the termination of Halozyme Royalty’s right to receive royalties under the collaboration agreements with Roche and Baxalta and (iii) December 31, 2050.  Repayment of the loan is the sole obligation of Halozyme Royalty and is intended to be non-recourse to Halozyme Therapeutics, Inc. and its other subsidiaries.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

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Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the expected timing of consummation of the royalty-based financing transaction, the anticipated timing and amount of costs for clinical trials and expectations of the company’s funding levels that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected problems in satisfying conditions to closing the royalty-based financing transaction, unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in Halozyme’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, Halozyme undertakes no duty to update forward-looking statements to reflect events after the date of this release.